Exhibit 99.1

PROTECTION ONE ANNOUNCES THIRD QUARTER 2006 RESULTS

Company increases retail RMR additions

Company to conduct conference call to review results today at 10 a.m. Eastern Time

LAWRENCE, Kan., Nov. 10, 2006 — Protection One, Inc. (OTCBB: PONN), one of the leading providers of security monitoring services in the United States, today reported unaudited financial results for the third quarter ended September 30, 2006.

Richard Ginsburg, President and CEO, commented, “The third quarter was the fourth straight quarter of achieving net retail RMR growth as our retail RMR additions continued to increase and attrition remained at a consistent and acceptable level, even during the typically challenging move season.  We made specific progress in achieving our goal of increasing commercial additions nationwide.  We also recently announced an expansion of our relationship with BellSouth to offer security services to residential real estate developers through their Community Technologies business unit.”

At the beginning of the fiscal year, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, which requires the expensing of share-based compensation; prior year results were not restated.  Through September 30, 2006, the Company has amortized $1.1 million of share-based compensation (including $0.3 million in the third quarter) to expense under this new standard.

Third Quarter Fiscal 2006 Results

In the third quarter of fiscal 2006, the Company realized monitoring and related services revenue of $62.2 million, compared to $61.5 million in the third quarter of fiscal 2005, an increase of 1.1%.

Higher recurring monthly revenue per retail account added and pricing adjustments to existing accounts more than offset slight declines in the Company’s customer base.

 Total revenue was $67.6 million compared to $65.6 million in the third quarter of fiscal 2005.  Most of this increase is attributable to an increase in amortization of previously deferred installation revenue. Net loss was $(3.5) million, or $(0.19) per share, compared to $(2.2) million, or $(0.12) per share, in the third quarter of fiscal 2005.

Year to Date Fiscal 2006 Results

In the nine months ended September 30, 2006, the Company realized monitoring and related services revenue of $185.5 million.  In the 39-day period commencing January 1, 2005 and ending with and including February 8, 2005 (the “pre-push down period”) and in the 234-day period beginning after that date and ending on September 30, 2005, utilizing the new basis of accounting (the “post-push down period”), the Company recorded monitoring and related services revenue of $26.5 million and $158.1 million, respectively.

Total revenue was $201.4 million in the first nine months of fiscal 2006 and, in the pre- and post-push down periods of 2005, was $28.5 million and $168.0 million, respectively.

Net loss in the first nine months of fiscal 2006 was $(12.7) million, or $(0.70) per share.  Net loss in the pre-push down period was $(11.4) million, or $(5.80) per share, and, in the post-push down period, $(13.3) million, or $(0.73) per share.

The weighted average number of outstanding shares was 18,230,952 in the first nine months of 2006, 18,198,571 in the post-push down period and 1,965,654 million in the pre-push down period.

Recurring Monthly Revenue

Recurring monthly revenue (“RMR”) as of September 30, 2006 was $19.9 million, $0.2 million higher than RMR as of September 30, 2005.  In the third quarter of fiscal 2006, the Company’s Protection One Monitoring reporting unit created $536,000 of retail RMR, 8.1% more than in the comparable period of 2005.  In the first nine months of fiscal 2006, the Protection One Monitoring reporting unit created $1,585,000 of retail RMR, 11.2% more than in the same period of fiscal 2005.  See “Non-GAAP Reconciliations” below for a reconciliation of RMR to reported revenue.

Customer Attrition

Excluding the benefit of move-in accounts (new residents in locations with pre-existing Company alarm systems) and Hurricane Katrina reactivations, the annualized gross retail customer attrition rate for the Protection One Monitoring reporting unit was 13.7% for the third quarter of 2006, slightly more than the 13.4% realized in the same period in 2005.  Calculated on a trailing 12 months basis ending September 30 and excluding net losses from Hurricane Katrina, the gross retail customer attrition rate remained level at 12.7% in both 2006 and 2005.

Including the benefit of move-in accounts and excluding the impact of Hurricane Katrina, the annualized third quarter 2006 net retail customer attrition rate for the Protection One Monitoring reporting unit increased modestly to 11.4% from 10.9% during the third quarter of 2005.  Calculated on a trailing 12 months basis ending September 30, the net retail customer attrition rate increased only slightly to 10.4% in 2006 compared to 10.2% in 2005.

For the Company’s Network Multifamily reporting unit, the annualized third quarter 2006 customer attrition rate, excluding the impact of Hurricane Katrina, increased to 12.6% from 7.1% during the third quarter of 2005.  On a trailing 12 months basis ending September 30, the customer attrition rate was 8.3% in 2006 compared to 6.6% in 2005.  Network Multifamily’s attrition increase can be attributed, in part, to a larger number of monitoring contract customers reaching the end of the initial contract term this year compared to last year.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, amortization and other items (“Adjusted EBITDA”) in the third quarter of fiscal 2006 decreased 1.9% to $21.1 million, from $21.5 million in the same period in fiscal 2005.   Higher monitoring and service costs and greater investment in creation activities more than offset the increase in monitoring and service revenue and reduction in G&A costs.

Adjusted EBITDA was $63.3 million in the first nine months of fiscal 2006 and, in the pre- and post-push down periods in the first half of fiscal 2005, was $9.0 million and $55.1 million, respectively.

See “Non-GAAP Reconciliations” below for a reconciliation of Adjusted EBITDA to reported net loss and a discussion of certain uses and limitations related to Adjusted EBITDA.

Balance Sheet

As of September 30, 2006, the Company’s total debt and capital leases outstanding, excluding debt discounts, was $410.7 million, compared to $344.2 million as of December 31, 2005, reflecting the additional financing obtained through the senior secured credit facility for the purpose of paying a shareholder dividend in May, 2006.  The Company had $298.5 million outstanding under its senior secured credit facility as of September 30, 2006.

The Company’s cash and equivalents as of September 30, 2006, were $20.5 million compared to $19.9 million at December 31, 2005.

Push-Down Accounting

On February 8, 2005, as previously reported, the Company consummated a debt-for-equity exchange with affiliates of Quadrangle Group LLC that resulted in Quadrangle reducing the aggregate principal amount outstanding under the Company’s credit facility with Quadrangle by $120 million, in exchange for 16 million shares of the Company’s common stock. The issuance of the new shares, together with shares already owned by Quadrangle, resulted in Quadrangle owning approximately 97.3% of the Company’s common stock.

As a result of Quadrangle’s increased ownership interest from the February 8, 2005, debt-for-equity exchange, the Company has ‘‘pushed down’’ Quadrangle’s basis to a proportionate amount of its underlying assets and liabilities acquired, based on the estimated fair market values of the assets and liabilities. It is important to note that the “push-down” accounting adjustments did not impact cash flows.

Due to the impact of the changes resulting from the push-down accounting adjustments described above, some results in 2006 may not be comparable to results achieved in 2005. Therefore,

the income statement presentation of the Company’s results for the nine months ended September 30, 2005, accompanying this release and to be included in the Company’s Form 10-Q for the quarterly period ended September 30, 2006 (and in subsequent filings), separates the Company’s 2005 results into two periods:  (1) the 39-day period commencing January 1, 2005, and ending on and including February 8, 2005, upon consummation of the debt-for-equity exchange, and (2) the 234-day period beginning after that date and ending on September 30, 2005, utilizing the new basis of accounting.

Non-GAAP Reconciliations

Adjusted EBITDA

Adjusted EBITDA is used by management in evaluating operating performance and allocating resources, and management believes it is used by many analysts who follow the security industry.  Management also believes that presentation of Adjusted EBITDA with standard GAAP financial measures is useful because such measures collectively allow investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner.  Adjusted EBITDA should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as income (loss) before income taxes or cash flow from operations.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing the consolidated financial performance of the Company. For example, Adjusted EBITDA does not reflect historical or future interest expense; principal payments; changes in working capital needs; cash requirements for acquiring new customers, replacing certain assets that are being depreciated or amortized, or other capital expenditures; or certain event-related expenses such as change in control, debt restructuring, recapitalization, consolidation, employee retention or sale-related expenses.  Accordingly, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.  The Company’s calculation of Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.  See the table below for the reconciliation of Adjusted EBITDA to consolidated loss before income taxes.

	Consolidated
	2006	2005
	Nine Months Ended September 30,	February 9 through September 30	January 1 through February 8
	(dollar amounts in thousands)
Loss before income taxes	$(12,474)	$(13,029)	$(11,370)
Plus:
Interest expense	26,350	22,863	4,544
Amortization of intangibles and depreciation expense	31,526	31,849	6,638
Amortization of deferred costs in excess of amortization of deferred revenue	12,278	5,460	2,837
Amortization of stock based compensation	1,145	—	—
Reorganization costs (a)	—	—	6,374
Corporate consolidation severance costs	20	1,866	—
Corporate consolidation retention costs	—	13	—
Recapitalization costs (b)	4,452	—	—
Loss on retirement of debt	—	6,657	—
Less:
Other income	(25)	(628)	(15)
Adjusted EBITDA	$63,272	$55,051	$9,008

(a)             Reorganization costs include fees paid upon completion of the restructuring transactions, key employee retention plan payments and legal fees.

(b)            Recapitalization costs include $1.2 million of expense to third parties related to the amendment to the bank credit facility and $3.3 million related to the make-whole payment to option holders.

	Consolidated
	Three Months Ended September 30,
	2006	2005
	(dollar amounts in thousands)
Loss before income taxes	$(3,469)	$(2,090)
Plus:
Interest expense	9,555	7,500
Amortization of intangibles and depreciation expense	10,078	11,770
Amortization of deferred costs in excess of amortization of deferred revenue	4,686	2,544
Amortization of stock based compensation	273	—
Corporate consolidation severance costs	—	1,866
Corporate consolidation retention costs	—	13
Less:
Other income	(36)	(78)
Adjusted EBITDA	$21,087	$21,525

Recurring Monthly Revenue

The Company believes the presentation of recurring monthly revenue is useful to investors because the measure is often used by investors and lenders to evaluate companies such as Protection One with recurring revenue streams.  Management monitors recurring monthly revenue, among other things, to evaluate the Company’s ongoing performance.

The table below reconciles recurring monthly revenue to revenue reflected on the consolidated statements of operations.

	Nine Months Ended September 30,	Feb. 9, through September 30,
	2006	2005
	(dollar amounts in millions)
Recurring Monthly Revenue at September 30	$19.9	$19.7
Amounts excluded from RMR:
Amortization of deferred revenue	0.7	0.4
Other revenue (a)	1.7	1.7
Revenue (GAAP basis):
September	22.3	21.8
January — August, 2006	179.1	—
February 9 — August 31, 2005	—	146.2
Total period revenue	$201.4	$168.0

(a)             Revenue not pursuant to monthly contractual billings.

Conference Call and Webcast

Protection One will host a conference call and audio webcast November 10, 2006 at 10 a.m. EST to review these results. The call may be accessed by dialing (800) 289-0572 (inside the United States and Canada) or via a webcast at www.ProtectionOne.com. The reference code associated with the call is 4616814.

A webcast replay will be available shortly after the call at www.ProtectionOne.com. A telephonic replay of the call also will be available until November 24, 2006. To listen to the telephonic replay, dial (719) 457-0820 or (888) 203-1112 and enter the following passcode: 4616814.

Protection One, Inc. is one of the largest providers of security monitoring services in the United States.  Including its Network Multifamily subsidiary, a leading security provider to the multifamily housing market, Protection One provides monitoring and related security services to approximately one million residential and commercial customers.  For more information about Protection One, visit http://www.ProtectionOne.com.

Forward-looking Statements: Certain matters discussed in this news release are “forward-looking statements.”  The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability.  Forward-looking statements may include words or phrases such as “we believe,” “we anticipate,” “we expect” or words of similar meaning.  Forward-looking statements may describe our future plans, objectives, expectations or goals.  Such statements may address future events and conditions concerning customer retention, debt levels, debt service capacity, revenue stabilization and stabilization of our customer account base.  Our actual results may differ materially from those discussed here as a result of numerous factors, including our significant debt obligations, net losses and competition.  See our Annual Report on Form 10-K and Form 10K/A for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, which we expect will be filed with the SEC on November 14, 2006, for a further discussion of factors affecting our performance.  Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

Protection One and Subsidiaries

Summary Income Statement

Unaudited

(Amounts in thousands, except per share and weighted average shares outstanding amounts)

	Quarter Ended September 30,
	2006	2005
Revenue:
Monitoring & related services	$62,243	$61,519
Other	5,377	4,104
Total revenue	67,620	65,623

Cost of revenue:
Monitoring & related services	18,367	17,606
Other	7,213	5,049
Total cost of revenue	25,580	22,655

Selling expenses	10,472	8,228
General & administrative	15,440	15,772
Corporate consolidation	—	1,866
Amortization of intangibles and depreciation expense	10,078	11,770
Total operating expenses	35,990	37,636

Operating income	6,050	5,332

Other income (expense)
Interest expense	(9,555)	(7,500)
Other	36	78
Loss before income taxes	(3,469)	(2,090)
Income tax expense	(71)	(122)

Net loss	$(3,540)	$(2,212)

Net loss per common share	$(0.19)	$(0.12)

Other Data:

End of period RMR	$19,930	$19,679
Weighted average common shares outstanding	18,239,953	18,198,571

Protection One and Subsidiaries

Summary Income Statement

Unaudited

(Amounts in thousands, except per share and weighted average shares outstanding amounts)

	2006	2005
	January 1 - September 30	February 9 - September 30	January 1 - February 8
Revenue:
Monitoring & related services	$185,471	$158,143	$26,455
Other	15,975	9,832	2,088
Total revenue	201,446	167,975	28,543

Cost of revenue:
Monitoring & related services	53,175	44,501	7,400
Other	20,788	12,709	3,314
Total cost of revenue	73,963	57,210	10,714

Selling expenses	30,057	19,651	3,989
General & administrative	47,577	41,536	8,104
Change in control and debt restructuring costs	—	—	5,939
Corporate consolidation costs	20	1,866	—
Recapitalization costs	4,452	—	—
Amortization of intangibles and depreciation expense	31,526	31,849	6,638
Total operating expenses	113,632	94,902	24,670

Operating income (loss)	13,851	15,863	(6,841)

Other income (expense)
Interest expense, net	(26,350)	(22,863)	(4,544)
Other	25	(6,029)	15
Loss before income taxes	(12,474)	(13,029)	(11,370)
Income tax expense	(235)	(316)	(35)

Net loss	$(12,709)	$(13,345)	$(11,405)

Net loss per common share (a)	$(0.70)	$(0.73)	$(5.80)

Other Data:

Weighted average common shares outstanding (a)	18,230,952	18,198,571	1,965,654

(a) - gives effect to the one-for-fifty-shares reverse stock split on February 8, 2005.

Protection One and Subsidiaries

Summary Balance Sheet and Cash Flow Data

Unaudited

(Dollars in thousands)

Balance Sheet Data:

	September 30, 2006	December 31, 2005
ASSETS
Current assets	$58,457	$60,586
Restricted cash	1,862	1,597
Property and equipment, net	21,163	21,553
Customer accounts, net	208,504	232,875
Goodwill	12,160	12,160
Tradename	25,812	25,812
Deferred customer acquisition costs	98,713	73,198
Other assets	10,007	8,521
	$436,678	$436,302

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$62,695	$65,653
Long term debt, net of current portion	390,698	321,293
Deferred customer acquisition revenue	57,339	39,873
Other liabilities	1,332	1,416
Total liabilities	512,064	428,235

Stockholders’ equity	(75,386)	8,067
	$436,678	$436,302

	2006	2005
	January 1 - September 30	February 9 - September 30	January 1 - February 8
Cash Flow Data:

Net cash provided by operating activities	$31,927	$25,948	$3,710

Net cash used in investing activities	$(25,223)	$(15,578)	$(2,473)

Net cash used in financing activities	$(6,071)	$(49,545)	$—